Exhibit 99.1

Continued Arbli™ sales growth, combined with REZENOPY™ commercial launch in August 2026 and initial wholesale shipments, drives significant sequential revenue growth

Arbli™ wholesale unit sales increased 74% sequentially, with recent institutional formulary additions supporting continued commercial expansion

COMMACK, NY, Oct. 13, 2026 (GLOBE NEWSWIRE) — SCIENTURE HOLDINGS, INC. (NASDAQ: SCNX) (“Scienture”), a holding company for existing and planned pharmaceutical operating companies focused on providing enhanced value to patients, physicians and caregivers through the development, commercialization, and distribution of novel specialty products that address unmet market needs, today announced preliminary, unaudited revenue of approximately $1.22 million for the third quarter ended September 30, 2026, representing an increase of 256% compared to approximately $344,000 in the second quarter of 2026.

The substantial sequential increase in preliminary revenue reflects the successful commercial launch of REZENOPY™ and initial wholesale shipments, as well as continued sales growth and increasing market adoption of Arbli™. These results mark an important milestone in Scienture’s commercial expansion, reflecting the addition of a second FDA-approved product and continued progress toward building a diversified, multi-product pharmaceutical portfolio.

“These preliminary third-quarter revenue results mark a significant inflection point for Scienture, demonstrating the accelerating commercial momentum of our expanding pharmaceutical portfolio,” said Narasimhan Mani, President and Co-Chief Executive Officer of Scienture Holdings. “With Arbli™ continuing to gain traction and REZENOPY™ becoming our second commercial-stage product following its August 2026 launch, we believe Scienture is well-positioned to meaningfully accelerate top-line revenue growth through the remainder of 2026 and into 2027. As we work to expand our distribution channels and drive commercial adoption, we believe our historically high gross margins will provide significant operating leverage, supporting our goal of achieving profitability in 2027.”

“Our preliminary third-quarter revenues reflect the progress we have made in executing our commercial strategy and establishing Scienture as a growing specialty pharmaceutical company,” said Shankar Hariharan, Executive Chairman and Co-Chief Executive Officer of Scienture Holdings. “Looking ahead, we see significant opportunities to further penetrate our addressable markets, particularly as we focus on increasing institutional adoption, expanding healthcare provider engagement and entering strategic commercial partnerships. With two differentiated FDA-approved products addressing important unmet needs commercialized, we believe Scienture is well-positioned to build a sustainable, high-value pharmaceutical business and deliver long-term value to shareholders.”

The preliminary revenue figures described in this press release are unaudited and subject to customary adjustments. The Company’s full financial results for Q3 2026 will be included in a Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission in accordance with federal securities rules and regulations.

About Arbli™

Arbli™ is a novel proprietary formulation of losartan, a widely prescribed angiotensin receptor blocker (ARB) for hypertension. It is the first and only liquid formulation of losartan on the market that does not require compounding and has reduced dosing volume and long-term shelf life at room temperature storage. Arbli™ is FDA-approved for the treatment of hypertension in patients greater than six years old, for reducing the risk of stroke in patients with hypertension and left ventricular hypertrophy, and for treating diabetic nephropathy in certain patients with type 2 diabetes. By offering a safe, effective, and convenient liquid alternative, Arbli™ provides a tailored solution for patients who require or prefer a liquid formulation. As an FDA-approved product, Arbli™ provides consistent quality and dosing accuracy, addressing the risks and inconsistencies often associated with extemporaneously compounded losartan prescriptions. Arbli™ has two issued patents from the USPTO, which are also listed in the FDA Orangebook.

Arbli™ is the first and only oral liquid formulation of losartan approved by the U.S. FDA. Arbli™ comes in a 165 mL bottle as a peppermint flavored suspension that does not require refrigeration and has been approved for a shelf life of 24 months from the date of manufacture when stored at room temperature.

INDICATION

Arbli™ is an angiotensin II receptor blocker (ARB) indicated for:

●	Treatment of hypertension, to lower blood pressure in adults and children greater than 6 years old. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions.

●	Reduction of the risk of stroke in patients with hypertension and left ventricular hypertrophy.

●	Treatment of diabetic nephropathy with an elevated serum creatinine and proteinuria in patients with type 2 diabetes and a history of hypertension.

IMPORTANT SAFETY INFORMATION

●	Do not take Arbli™ when pregnant. When pregnancy is detected, discontinue Arbli™ as soon as possible. Drugs that act directly on the renin-angiotensin system can cause injury and death to the developing fetus. Arbli™ can cause fetal harm when administered to a pregnant woman. Use of drugs that act on the renin-angiotensin system during the second and third trimesters of pregnancy reduces fetal renal function and increases fetal and neonatal morbidity and death.

●	Do not co-administer Arbli™ with aliskiren in patients with diabetes. Avoid use of aliskiren with Arbli™ in patients with renal impairment (GFR <60 mL/min).

●	Do not administer Arbli™ in patients with severe hepatic impairment. Arbli™ has not been studied in patients with severe hepatic impairment.

●	The most common adverse reactions are (incidence ≥2% and greater than placebo): dizziness, upper respiratory infection, nasal congestion, and back pain.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088. You may also contact Scienture at 1-833-754-4917.

Please see the full Prescribing Information for complete product information. For more information, talk to your healthcare provider.

About Hypertension

Hypertension (high blood pressure) is a cardiovascular condition, when the pressure in the blood vessels is too high (140/90 mmHg or higher). According to the CDC, hypertension, or high blood pressure, affects nearly half of adults in the United States, or approximately 119.9 million people. Hypertension is defined as a systolic blood pressure of 140 mmHg or higher, and diastolic blood pressure of 90 mmHg or higher. Hypertension is a risk factor for stroke and heart disease, which are leading causes of death in the U.S. Factors that increase the risk of having high blood pressure include: older age, genetics, being overweight or obese, not being physically active, high-salt diet and drinking too much alcohol. Hypertension is clinically diagnosed if, when blood pressure is measured on two different days, the systolic blood pressure readings on both days is ≥140 mmHg and/or the diastolic blood pressure readings on both days is ≥ 90 mmHg.

About REZENOPY™

REZENOPY™ (naloxone hydrochloride) Nasal Spray 10mg, is an opioid antagonist indicated for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression in adult and pediatric patients. It is intended for immediate administration as emergency therapy in settings where opioids may be present.

REZENOPY™ nasal spray is for intranasal use only and is supplied as a carton containing two (2) blister packages each with a single spray device.

IMPORTANT SAFETY INFORMATION

REZENOPY™ (naloxone hydrochloride) Nasal Spray 10 mg is an opioid antagonist indicated for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression in adult and pediatric patients. It is intended for immediate administration as emergency therapy in settings where opioids may be present and is not a substitute for emergency medical care.

Important Safety Information

●	Contraindications: REZENOPY™ nasal spray is contraindicated in patients known to be hypersensitive to naloxone hydrochloride or to any of the other ingredients.

●	Warnings and Precautions:

●	Risk of Recurrent Respiratory and CNS Depression: Due to the duration of action of naloxone relative to the opioid, keep the patient under continued surveillance and administer additional doses as necessary while awaiting emergency medical assistance.

●	Risk of Limited Efficacy with Partial Agonists or Mixed Agonists/Antagonists: Reversal of respiratory depression caused by partial agonists or mixed agonists/antagonists, such as buprenorphine and pentazocine, may be incomplete. Larger or repeat doses may be required.

●	Precipitation of Severe Opioid Withdrawal: Use in patients who are opioid-dependent may precipitate opioid withdrawal. In neonates, opioid withdrawal may be life-threatening if not recognized and properly treated. Monitor for the development of opioid withdrawal.

●	Risk of Cardiovascular Effects: Abrupt postoperative reversal of opioid depression may result in adverse cardiovascular effects. These events have primarily occurred in patients who had pre-existing cardiovascular disorders or received other drugs that may have similar adverse cardiovascular effects. Monitor these patients closely in an appropriate healthcare setting after use of naloxone hydrochloride.

●	Adverse Reactions: The following adverse reactions were observed in a REZENOPY™ nasal spray clinical study: upper abdominal pain, nasopharyngitis, and dysgeusia.

For complete product information, including Patient Information, please refer to the full Prescribing Information.

About Scienture Holdings, Inc.

SCIENTURE HOLDINGS, INC. (NASDAQ: SCNX), through its wholly owned subsidiary, Scienture, LLC, is a comprehensive pharmaceutical product company focused on providing enhanced value to patients, physicians and caregivers by offering novel specialty products to satisfy unmet market needs. Scienture, LLC is a branded, specialty pharmaceutical company consisting of a highly experienced team of industry professionals who are passionate about developing and bringing to market unique specialty products that provide enhanced value to patients and healthcare systems. The assets in development at Scienture are across therapeutics areas, indications and cater to different market segments and channels. For more information please visit: www.scientureholdings.com and www.scienture.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the federal securities laws, including the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Statements that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events or our future performance or future financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our industry, our beliefs and our assumptions. Such forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including for the products we may launch, the success those products may have in the marketplace, such as Arbli™ and REZENOPY™, and our strategies related to those products. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. These risks include risks relating to agreements with third parties; our ability to raise funding in the future, as needed, and the terms of such funding, including potential dilution caused thereby; our ability to continue as a going concern; security interests under certain of our credit arrangements; our ability to maintain the listing of our common stock on the Nasdaq Stock Market LLC; claims relating to alleged violations of intellectual property rights of others; the outcome of any current legal proceedings or future legal proceedings that may be instituted against us; unanticipated difficulties or expenditures relating to our business plan; and those risks detailed in our most recent Annual Report on Form 10-K, as amended, and subsequent reports filed with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. Scienture Holdings, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law.

Contact:

SCIENTURE HOLDINGS, INC.
20 Austin Blvd
Commack, NY 11725
Email: IR@Scienture.com